Exhibit 10.1

Contract No. LHJN-002-08

Processing Contract for the Complete Equipment Installation of Drip Fertilizer

Party A: Shaanxi Techteam Jinong Humic Acid Products Co., Ltd.
Party B: Xi’an Kingtone Information Co., Ltd

NOW, THEREFORE, in consideration of the Contract Law of People’s Republic of China as well as relevant regulations and provisions, and through mutual friendly negotiation, both Parties hereto enter into the agreement as follows (“Contract”):

I	Name of the complete sets of Equipment
The process and complete equipment design, manufacturing and installation of the production line of compound liquid fertilizer with the annual capacity of 30,000 tons;

II	Processing Method
  Designing, manufacturing, installation and debugging (including training) of the production line of the compound liquid fertilizer;

III	Price
   Total amount: RMB 4 million, that is RMB four million (refer to the Contract List)

IV	Quality Requirement
1.	Capacity: 5 tons per hour drip fertilizer powder
2.	Homogeneous degree: CV≤5%
3.	Manufacturing in accordance with the specification, type and quality standard per the Contract List
4.	The Equipment and pipelines are painted into Party B’s standard color.
5.	The design of equipment; manufacturing and supply of the complete equipment and auxiliary material; the installation and debugging of the entire equipment.
6.	The piping material, wind pipe, dust pipe, material hopper, square material pipe etc shall be manufactured and installed in accordance with Party A’s design.
7.	Electrical device shall be supplied and installed in accordance with the design requirements (excluding the installation of lighting device)
8.	Manufacturing and installing the platform, guardrail, ladder, supporters, etc per the design requirements.

V	Duration of the Project
1.
Party B shall enter the working site of Party A and conduct the installation within 60 days after receiving Party A’s prepayment and installation notice for conducting the civil engineering upon signing the contract.

  Installation term: 25 days; 20 days for installation and 5 days for debugging.

2.	Adjournment for the term of project: Shall the following events happen, the term of project can be adjourned accordingly upon party A’s approval in writing:

1)	In the event of eight hours stoppage due to the consecutive blackout during the installation and debugging, the project term can be postponed one day;
2)	Fail to timely supply the installing material by Party A (refer to the appendix for the installing material)
3)	Fail to carry out the work (installation and debugging) due to Party A
4)	Force Majeure (earthquake, sever weather, fire, flood, government policies and etc.)
3.
Party B shall submit a written report to Party A within 3 days upon the above events, and the representative of Party A must reply within three days to Party B. Otherwise, Party B shall regard Party A’s non-response as the confirmation of adjournment by Party A.

VI.	Method and terms of payment
1.	Method of payment: telegraphic transfer. Party A shall pay the amount to the bank account officially stipulated by Party B.
2.	Terms of payment:
1)	Party A shall prepay 20% of the contract price within ten days upon signing the contract, that is RMB eight hundred thousand (RMB 800,000)
2)	Party A shall pay 65% of the contract amount to Party B prior to the delivery, that is RMB two million six hundred thousand (RMB 2,600,000)
3)
Party A shall pay 10% of the contract amount, that is RMB four hundred thousand (RMB 400,000) upon receiving the full amount of invoice (including 17% VAT) provided by Party B after the installation and debugging

4)	Party A shall 5% of the contract amount, which will be the guarantee fee, that is RMB two hundred thousand (RMB 200,000), shall be pay off 6-month of successful running after the acceptance.

VII	Method and cost of Transportation

Party B shall be liable to the cost of transportation. The equipment will be delivered to the factory of Shaanxi Techteam Jinong Humic Acid Products Co., Ltd by car..

VIII	Party A’s Responsibilities
1.	Construct the major factory workshops and frames according to the Party B’s design requirements.

2.	Upon delivery of the equipments, Party A shall assist Party B to unload the equipments and appropriately manage them.
3.	Provide a lockable warehouse for Party B during the installation period to store important and portable equipments.
4.	Provide free construction sites, working and drinking water. Install electricity meters at the cost of Party A.
5.	Arrange ____ operation workers of important positions to study with the shifts at the installation period and assist to do some side works, as well as being trained for free.
6.	Connect the electricity on time. Prepare the raw materials on time and arrange workers to make experiments with full load.

IX      Party B’s Responsibilities

1.	Party B is responsible for setting up all required tools on the site and appropriately managing all equipments on the site.
2.	Abide by all regulations or rules of Party A at the construction period. The construction and technical staffs are responsible for their own accommodations and foods. Party A shall provide assistance.
3.	Pay electricity fee to Party A based on the real usage and local rate.
4.	Train relevant operation staffs without any cost on Party A.
5.
Provide after-sales service. The quality warranty period of the equipments and installation is 1 year after acceptance, but no longer than 18 months upon delivery. Party B should provide relevant free substitute equipments or parts. Party B is responsible for all costs or lost of Party A because of the quality issue during the quality warranty period. Party B can charge Party A on the maintenance costs for other reasons. Party B shall provide all lifetime maintenance service.

6.	When quality issue or operation issue comes up, Party B shall respond and arrive at the site to fix the issues within 48 hours after receiving the call from Party A.
7.
Party B shall abide by safety regulations strictly to make sure the construction work is carried out safely and in a good manner. Party B is responsible for the body safety and other safety duties of all its working staffs.

8.
Party B shall work, manufacture, install, and debug by using its technologies and equipments according to the technical requirements of the Contract. Party B shall accept the inspections or supervising from Party A.

X      Responsibility for breach of contract
1.	Party B shall compensate Party A RMB 500 per day in the event of failing to complete the installation and debugging within stipulated time.
2.
In the event Party A fails to pay the contract amount in accordance with the Contract, the overdue amount will be regarded as the late fee and calculated by 3% per day. Meanwhile, Party A shall not use the equipment.

3.
In the event of failing to complete the project in due time due to Party A’s fault, Party A shall compensate RMB 500 per day to Party B. Provided that the accumulated stoppage has exceeded 30 days, Party B has the right to withdraw its staffs from the working site until the working condition is ensured by Party A.

4.
In the event of failing to conduct the load debugging after 20-day successful unload debugging due to the fault of Party A, Party A shall pay the remaining contract amount first and notify Party B for load debugging when condition is ready, and pay Party B the travel expanse. In the event of failing to be on site within 7 days upon receiving the notice from Party A, Party B shall bear the travel expense.

5.
In the event of failing to meet the capacity and quality requirements due to Party B’s design faults in specification and type, Party B shall replace the disqualified equipment without charge and the project term shall not be adjourned.

6.
Party A shall organize the acceptance work in one week after receiving Party B’s acceptance notice. If not, the work can be regarded as accepted. In case of using the equipment to produce by Party A prior to acceptance and permission, it is assumed that Party A accepts the work and the guarantee period starts from that day.

7.	In the event of breaching the contract by any party, the party shall assume the responsibility and losses to the other party.

XI     Settlement of disputes

           Any dispute arising out of, or in connection with the Contract, shall be first settled by both Parties hereto through mutual negotiation in good faith. In case no successful settlement is reached thereby, either party hereto may file a law suit to local People’s Court with jurisdiction.

XII       Others

1.	Party A shall be liable to the civil engineering.
2.	In the event of losses caused by the force majeure, Party B shall be responsible for the losses to the equipment and Party A shall be responsible for the project.
3.	Party B shall submit three copies of the as-built material to Party A within ten days upon acceptance.
4.	Party B enters the factory to construct the project. Both parties sign the construction safety agreement.
5.	The project contract lists and technology flow charts, as the attachments of the Contract, have the same legal validity as the Contract.

XIII         For other issues not mentioned in the Contract, both parties can have a supplemental agreement after negotiation that will have the same legal validity as the Contract after both parties sign or seal it.

XIV         The Contract shall have four copies, two copies for each party. The Contract shall enter into force upon signature or sealed by two parties. The contract lists have the same legal validity as the Contract.

Party B:
Xi’an Kingtone Information Co., Ltd.(Seal)

Party A:
Shanxi TechTeam Jinong Humic Acid Products Co., Ltd.(Seal)

Date of Signing up: June 19, 2008

Acceptance Report

Name of the Project	Processing Contract for the Complete Equipment of Drip Fertilizer
Consigner (Party A)	Shaanxi Techteam Jinong Humic Acid Products Co., Ltd
Consignee (Party B)	Xi’an Kingtone Information Co., Ltd
Scope of the Acceptance
1.    Consistence of the production line design, manufacturing and supply of the complete equipment and auxiliary material, installation and debugging with the processing Contract and Contract List.
Capacity: 5 tons per hour

Homogeneous degree: CV≤5%

2.    Consistence of the piping material, wind pipe, dust pipe, material hopper, square material pipe etc with Party A’s design.
3.   Whether the electrical device is supplied and installed in accordance with the design requirements (excluding the installation of lighting device)
4.   Whether the platform, guardrail, ladder, supporters etc are manufactured and installed per the design requirements.
 Whether the application software is complete.
5.   Whether the drawings and materials are complete and updated.
6.   Whether the components and spares are completed.
7.   Whether the training has achieved the expected results.
8.   Whether the project term is met per the Contract.

Conclusion	All items above are satisfying upon initial acceptance and trial operation. Agreed to the final acceptance and the official operation can be conducted.
Party A	/s/ Yan Zhuang Date: 6/20/2009
Party B	/s/ Peng Zhang Date: 6/20/2009